CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 18, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Reports to Shareholders of Columbia Retirement 2005 Portfolio, Columbia Retirement 2010 Portfolio, Columbia Retirement 2015 Portfolio, Columbia Retirement 2020 Portfolio, Columbia Retirement 2025 Portfolio, Columbia Retirement 2030 Portfolio, Columbia Retirement 2035 Portfolio, and Columbia Retirement 2040 Portfolio which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Boston, Massachusetts

February 26, 2010